Exhibit 10.18

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (“Fifth Amendment”) is made and entered into by and between CLPF-PARKRIDGE ONE, L.P., a Delaware limited partnership, successor-in-interest to Parkridge One, LLC (“Landlord”) and TIME WARNER TELECOM HOLDINGS INC., a Delaware corporation, successor-in-interest to TIME WARNER TELECOM, INC. (“Tenant”), effective as of January 1, 2004 (“Effective Date”).

RECITALS

A. Parkridge One, LLC, a Delaware limited liability company (predecessor-in-interest to Landlord) and Tenant entered into that certain Lease Agreement dated July 22, 1999 (“Original Lease”) for certain premises containing all of the third floor and fourth floor and known at Suites 300 and 400 (“Original Premises”) of the building known as ParkRidge One (“Building”) located at 10475 Park Meadows Drive, Lone Tree, Colorado 80124, as more particularly described on Exhibit B attached to the Original Lease. The Original Lease was amended by: (i) a First Amendment to Lease dated November 5, 1999 (“First Amendment”) which added the First Amendment Expansion Premises (as defined in the First Amendment), located in Suite 250 on the second floor of the Building, as more particularly described on Exhibit BI attached to the First Amendment; (ii) a Second Amendment to Lease dated January 20, 2000 (“Second Amendment”) which added the Second Amendment Expansion Premises (as defined in the Second Amendment), located in Suites 150 and 170 on the first floor of the Building, as more particularly described on Exhibit BII attached to the Second Amendment; (iii) a Third Amendment to Lease dated October 1, 2000 (“Third Amendment”) which added the Corridor (as defined in the Third Amendment) located on the second floor of the Building, as more particularly described on Exhibit BIII attached to the Third Amendment; and (iv) a Fourth Amendment to Lease dated October 1, 2000 (“Fourth Amendment”) which added the Fourth Amendment Expansion Premises (as defined in the Fourth Amendment), located in Suite 100 on the first floor of the Building, as more particularly described on Exhibit BIV attached to the Fourth Amendment.

B. The Original Lease, as amended by the First Amendment, Second Amendment, Third Amendment and Fourth Amendment shall be hereinafter collectively referred to as the “Lease.” The Original Premises, as expanded by the First Amendment Expansion Premises, Second Amendment Expansion Premises, Corridor, and Fourth Expansion Premises totaling 93,688 rentable square feet shall be hereinafter collectively referred to as the “Current Premises.”

C. The parties now desire to amend the Lease to (i) add 10,276 square feet of rentable area (“Fifth Amendment Expansion Premises”) on the second floor of the Building, as more particularly described on Exhibit BV to this Fifth Amendment, (ii) create an expansion option,

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for Tenant to exercise or not in its sole discretion, for Tenant to add an additional 5,413 square feet of rentable area (“Preferential Right”) on the first floor of the Building, as more particularly described on the amended Exhibit P-1, attached to this Fifth Amendment, (iii) to extend the Expiration Date of the Lease, and (iv) modify other provisions of the Lease, each on the terms and conditions provided in this Fifth Amendment. In case of any conflict between the terms of the Lease and this Fifth Amendment, the terms of this Fifth Amendment shall control.

AGREEMENT

NOW THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, Landlord and Tenant do hereby agree as follows:

1. Incorporation of Terms. Except as otherwise expressly defined herein, capitalized terms used in this Fifth Amendment shall have the meanings ascribed to them in the Lease.

2. Demise of the Premises. As of the Effective Date, Section 1.01 of the Lease is hereby amended by adding the following paragraph:

“Landlord hereby leases, demises and lets to Tenant and Tenant hereby leases and takes from Landlord those certain additional premises (hereinafter sometimes called the “Fifth Amendment Expansion Premises”) located on the second floor of the Building (being Suite 200). A floor plan of the Fifth Amendment Expansion Premises is attached hereto and made a part hereof for all purposes as Exhibit BV. Upon the Fifth Expansion Commencement Date, any reference to the “Premises” in the Lease and in this Fifth Amendment shall incorporate the Fifth Amendment Expansion Premises, thereby including both the Current Premises and the Fifth Amendment Expansion Premises.”

3. Rentable Area. As of the Effective Date, Section 1.03 of the Lease is hereby amended by adding the following paragraph:

“Landlord and Tenant stipulate and agree for all purposes that (i) the Rentable Area of the Fifth Amendment Expansion Premises is approximately 10,276 square feet in Suite 200, notwithstanding any different measurement thereof that may be made hereafter on behalf of either party, and (ii) the total Rentable Area of the Premises upon the Fifth Expansion Commencement Date shall be 103,964 square feet.”

4. Extension of Expiration Date for Current Premises. The “Expiration Date” of the term of the Lease, as defined in Section 1.04 of the Lease is hereby amended to be December 31, 2013.

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5. Use. Section 1.05(a) of the Lease shall be amended by amending the first sentence of 1.05 (a) to read as follows:

“The Premises are to be used and occupied by Tenant and its assignees and subtenant permitted hereunder except as set forth in Subsection 9.0l(c) for general office use and telecommunications services and related office uses including installation and use of all equipment related to run such operations, all of which shall be consistent with a first class multi-tenant suburban office building, and for any other lawful purpose suitable to office buildings, medical offices excluded, provided any such other lawful purpose suitable to office buildings is approved, in writing, in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.”

6. Term and Possession of the Fifth Amendment Expansion Premises. The term of the Fifth Amendment Expansion Premises shall commence upon the occurrence of both (i) the date of completion of Landlord’s Work (as defined in Section 10 below) for the Fifth Amendment Expansion Premises, and (ii) the date that the Landlord delivers the Fifth Amendment Expansion Premises in broom clean and vacant condition (“Fifth Expansion Commencement Date”). Landlord shall provide at least one hundred eighty (180) days prior written notice to the Tenant specifying the anticipated Fifth Expansion Commencement Date. Tenant and Tenant’s Contractors shall be allowed to enter and perform the Tenant’s Work within the Fifth Amendment Expansion Premises as of the Fifth Expansion Commencement Date through the Expiration Date (“Fifth Expansion Premises Term”). If the term of the Fifth Expansion Commencement Date commences on other than the first day of a calendar month, then the installments of Base Rental and Additional Rental for such month shall be prorated and the installment so prorated shall be paid in advance on the Fifth Expansion Commencement Date. The payment for such prorated month shall be calculated by multiplying the monthly installment of Base Rental and Additional Rental by a fraction, the numerator of which shall be the number of days of the Fifth Expansion Premises Term occurring during said commencement month, and denominator of which shall be the total number of days occurring in said commencement month.

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7. Amendment to Base Rental for Current Premises. With respect to Base Rental for the Current Premises, accruing from and after the Effective Date hereof, the following schedule of Base Rental shall replace the amounts shown in Section 2.01 of the Lease:

Date	Rate per Rentable Square Foot	Annual Base Rental	Monthly Installment
1/1/04 - 12/31/04	$19.00	$1,780,072.00	$148,339.33
1/1/05 - 12/31/05	$19.57	$1,833,474.10	$152,789.50
1/1/06 - 12/31/06	$20.16	$1,888,750.00	$157,395.83
1/1/07 - 12/31/07	$20.76	$1,944,962.80	$162,080.23
1/1/08 - 12/31/08	$21.39	$2,003,986.30	$166,998.85
1/1/09 - 12/31/09	$23.03	$2,157,634.60	$179,802.88
1/1/10 - 12/31/10	$23.72	$2,222,279.30	$185,189.94
1/1/11 - 12/31/11	$24.43	$2,288,797.80	$190,733.15
1/1/12 - 12/31/12	$25.17	$2,358,126.90	$196,510.57
1/1/13 - 12/31/13	$25.93	$2,429,329.80	$202,444.15

Notwithstanding the foregoing, Landlord and Tenant agree that the Base Rental paid by Tenant as of the Effective Date shall be adjusted retroactively after mutual execution and ratification of the Fifth Amendment by Landlord and Tenant during the Rental Abatement Period, as defined below, in order to achieve the same economic result that would have existed had this Fifth Amendment actually been executed and ratified as of January 1, 2004. The period of such rent abatement will commence on the first day of the next calendar month after the later date of execution by Landlord or Tenant of this Fifth Amendment (the “Adjustment Date”) and shall continue until the difference between that rent paid by Tenant as of the Effective Date through the Adjustment Date is credited back to Tenant in the form of rental abatement commencing on the Adjustment Date (the “Rental Abatement Period”).

8. Base Rental and Additional Rental after the Fifth Expansion Commencement Date. Commencing upon the earlier to occur of (i) ninety (90) days after the Fifth Expansion Commencement Date, (ii) substantial completion of the Tenant’s Work, or (iii) Tenant’s occupancy of greater than fifty percent (50%) of the Fifth Amendment Expansion Premises for the purposes of conducting business (“Fifth Expansion Rent Commencement Date”), Tenant covenants and agrees to pay Base Rental and Additional Rental as provided in Sections 2.01 and 2.02 of the Lease as modified by Section 7 of this Fifth Amendment. With respect to Base Rental for the Premises, accruing from and after the Fifth Expansion Rent Commencement Date, the following schedule of Base Rental shall replace the amounts shown in Section 2.01 of the Lease, as modified by this Fifth Amendment:

Date	Rate per Rentable Square Foot	Annual Base Rental	Monthly Installment
Fifth Expansion Rent Commencement
Date – 12/31/04	$19.00	$1,975,316.00	$164,609.66
1/1/05 - 12/31/05	$19.57	$2,034,575.40	$169,547.95
1/1/06 - 12/31/06	$20.16	$2,095,914.20	$174,659.51
1/1/07 - 12/31/07	$20.76	$2,158,292.60	$179,857.71
1/1/08 - 12/31/08	$21.39	$2,223,789.90	$185,315.82
1/1/09 - 12/31/09	$23.03	$2,394,290.90	$199,524.24
1/1/10 - 12/31/10	$23.72	$2,466,026.00	$205,502.16
1/1/11 - 12/31/11	$24.43	$2,539,840.50	$211,653.37
1/1/12 - 12/31/12	$25.17	$2,616,773.80	$218,064.48
1/1/13 - 12/31/13	$25.93	$2,695,786.50	$224,648.87

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9. Amendment to Additional Rental. As of the Effective Date, the following amendments are made to Section 2.02 of the Lease:

(a) All references to the year 2000 or a Bass Year of 2000 are hereby amended to refer to 2004 and a Base year of 2004, respectively.

(b) All references to Base Real Estate taxes in section 2.02(c) are hereby amended to refer to the actual real estate taxes incurred for calendar year 2004.

(c) All references to Tenant’s Proportionate Share are hereby amended to mean 56.2204%.

(d) The first sentence of paragraph (v) of subparagraph (f) of Section 2.02 of the Lease is hereby amended as follows:

“(v) any increases in Controllable Operating Expenses after the Base Year which are greater than five percent (5%) of the Controllable Operating Expenses per year, measured on a cumulative basis throughout the term of the Lease.”

(e) Paragraph (xxvii) of subparagraph (f) of Section 2.02 of the Lease is hereby amended and restated in its entirety as follows:

“(xxvii) management fees for the Project, which management fees at all times during the term of the Lease and subsequent renewal periods will not be in excess of the average management fees commonly charged to other Class A office buildings in the Southeast Denver, Colorado Office Market (“Market Area”). The Market Area shall be defined to include the geographic area bounded by Hampden on the North, Lincoln Avenue on the South, Peoria Street on the East and Lucent Blvd. on the West, provided that, if any of the streets listed do not meet to form a bounded area, such boundaries will be continued in the same direction as the street listed until they intersect.”

The remainder of Section 2.02 of the Lease shall remain unchanged and in full force and effect.

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10. Security Deposit. As of the Effective Date, Section 2.04 of the Lease is hereby deleted in its entirety and replaced with the following:

“2.04 Security Deposit.

(a) Not later than ten (10) business days after Tenant’s and Landlord’s execution of this Fifth Amendment, Tenant shall deliver to Landlord as a security deposit (hereinafter referred to as the “Security Deposit”) an irrevocable, unconditional letter of credit, in a form and in accordance with the terms and provisions set forth herein (the “Letter of Credit”), in an amount equal to Five Hundred Thousand Dollars and No Cents ($500,000.00). In the event that Tenant commits an Event of Default, then and only then may Landlord draw on the Letter of Credit an amount reasonably necessary to cure the Event of Default, in which case such cash proceeds will be deposited in an interest bearing account maintained by Landlord (which account may also contain the security deposits of other tenants or other sums) for Landlord’s benefit only; provided, however, that if such Event of Default is separately cured by Tenant, such cash proceeds will be held as part of the Security Deposit and applied by Landlord pursuant to the terms of this Section 2.04. Any cash portion of the Security Deposit held by Landlord shall accrue interest at a standard money market savings account rate of interest, as reasonably determined by Landlord, and any such interest shall be deemed to be a part of the Security Deposit, which interest shall be fully refundable to Tenant under the same terms and conditions as the Security Deposit principle. The Security Deposit will be refunded by Landlord to Tenant upon the Expiration Date, or if any Renewal Options are exercised, then at the end of the of the final Renewal Term, or upon the earlier termination of the Lease within thirty (30) days of such applicable period, less any amounts to which Landlord is entitled to retain due to an Event of Default.

(b) Tenant shall deliver to Landlord the Letter of Credit subject to the following terms and conditions. Such Letter of Credit shall be (i) substantially in the form attached hereto as Exhibit S, attached hereto and incorporated by this reference; (ii) issued by a commercial bank meeting all the requirements set forth below in this section 2.04(b); (iii) made payable to, and expressly transferable and assignable by the owner from time to time of the Building or, at Landlord’s option, the holder of any mortgage (which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith); (iv) payable at sight upon presentment to a local branch of the issuer of a simple sight draft or certificate stating that Landlord is entitled to draw on the Letter of Credit; (v) of a term not less than one year with provisions for automatic renewal at the end of each year until December 31, 2006, on which date the letter of credit will expire and not be renewed; and (vi) at least ninety (90) calendar days prior to the then-current expiration date of such Letter of Credit shall be renewed (or automatically and unconditionally extended) from time to time for an additional term of not less than one year until the Letter of Credit has been reduced to zero in accordance with the three (3) year reduction schedule specified in Section 2.04(c) below. Landlord agrees to promptly return the letter of credit to Tenant after December 31, 2006 if it has not been otherwise tendered to the issuer for payment. Notwithstanding anything in this Lease to the contrary, if Tenant fails to timely comply with the requirements of subsection (vi) above, then Landlord shall have the right to immediately draw upon the Letter of Credit without notice to Tenant and apply the proceeds to fund the Security

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Deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Landlord in its commercially reasonable discretion. Landlord agrees to and approves of the issuance of the initial Letter of Credit by U.S. Bank National Association. In the event that (i) the issuer of any Letter of Credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity or (ii) the issuer gives Landlord notice that it will not renew the Letter of Credit, then, effective as of the date such defect or non-renewal, said Letter of Credit shall be deemed to not meet the requirements of this Section and within sixty (60) calendar days of Tenant receiving written notice from Landlord of such defect or non-renewal, Tenant shall replace such Letter of Credit as prescribed herein or with other collateral acceptable to Landlord in its sole and absolute, but commercially reasonable discretion, and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default hereunder. Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the Security Deposit.

(c) Provided that, if as of the applicable Reduction Date, as defined below, no Event of Default exists, then Tenant shall have the right to amend the Letter of Credit to lower amounts on the calendar table set forth (each a “Reduction Date”). Such reduction shall occur by means of delivery by Tenant to Landlord of a substitute Letter of Credit in such amount (or by amending the existing Letter of Credit) and in strict conformity with the terms of this Section 2.04. If the Letter of Credit is being replaced (as opposed to being amended) such Letter of Credit being replaced shall be returned to Tenant upon receipt by Landlord of the replacement Letter of Credit. The Reduction Dates and remaining amount of the Letter of Credit shall be as follows:

a.	The later of the Effective Date or the initial issue date of the Letter of Credit through end of the 5th month of the Lease term (5/31 /04) = $500,000

b.	First day of the 6th lease month through last day of 6th lease month = $458,000

c.	First day of the 7th lease month through last day of ninth 9th lease month = $417,000

d.	First day of the l0th lease month through last day of 12th lease month = $375,000

e.	First day of the 13th lease month through last day of 15th lease month = $333,000

f.	First day of the 16th lease month through last day of the 18th lease month = $292,000

g.	First day of the 19th lease month through last day of the 21st lease month = $250,000

h.	First day of the 22nd lease month through last day of the 24th lease month = $208,000

i.	First day of the 25th lease month through last day of the ninth 27th lease month = $167,000

j.	First day of the 28th lease month through last day of 30th lease month = $125,000

k.	First day of the 31st lease month through last day of 33rd lease month = $83,000

1.	First day of the 34th lease month through last day of the 36th lease month = $42,000

m.	First day of the 37th lease month through last day of the lease = None

(d) The Security Deposit shall be security for the performance by Tenant of all of Tenant’s obligations, covenants, conditions and agreements under this Lease subject

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at all times to the declining Letter of Credit balance per the Reduction Dates. If any portion of the Security Deposit is so used or applied, within ten (10) business days after written notice to Tenant of such use or application, Tenant shall increase the amount of the Letter of Credit to the amount required under this Lease. In the event of the sale or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser or assignee. Tenant shall have the Letter of Credit amended or reissued by the issuer to indicate the new beneficiary; provided, however, in the event Landlord requests that Tenant have the Letter of Credit amended or reissued by the issuer for purposes of changing the named beneficiary, Landlord shall bear the cost, if any, charged by the issuer of the Letter of Credit in connection with such amendment or reissuance.”

11. Tenant’s Work. Landlord agrees that Tenant and Tenant’s Contractors will solely perform, or cause to be performed, all alterations and improvements to the Current Premises and the Fifth Amendment Expansion Premises as Tenant deems necessary for its business purposes, subject at all times to the provisions of Section 5.02 and Exhibit D of the Lease. Tenant has the right to engage any third party consulting engineering firm, project management firm or any other consultant deemed necessary by Tenant, at Tenant’s sole cost and expense, and such costs and expenses may be charged by Tenant against its Tenant Allowance) (the “Tenant’s Work”). Tenant’s Work shall be deemed to include (i) all hard construction costs, (ii) all soft costs related to Tenant’s Work, and (iii) certain other Tenant elected costs, all as are set forth and governed per Section 13(b) below. On and after the Fifth Expansion Commencement Date, Tenant and Tenant’s Contractors may enter the Fifth Amendment Expansion Premises and commence the Tenant’s Work.

12. Landlord’s Work. Landlord will deliver the Fifth Amendment Expansion Premises to Tenant on the Fifth Amendment Commencement Date in “as-is,” “where-is,” broom clean and vacant condition, in accordance with and subject to any provisions of the Lease pertaining to hazardous materials and Exhibit D of the Lease, and in substantial compliance with all building codes and ordinances applicable to the use and occupancy of such premises (the “Landlord’s Work”) with the cost of same being at the sole cost and expense of Landlord, without any of such costs being part of Building operating costs, charged to Tenant, or being deducted from the Tenant Allowance. Landlord’s Work shall be completed prior to the Fifth Amendment Commencement Date and shall include, without limitation, the following: the Building structural systems; roof system; plumbing systems (including, without limitation, all connections and distribution of plumbing to internal appliances), unless modified as part of the Tenant Work; window systems; window covering; elevator systems; restrooms; the base building HVAC mechanical systems (including, without limitation, all connections and distribution to or of HVAC internal appliances), unless modified as part of the Tenant’s Work; and the base building electrical systems (to include all connections and distribution of electricity to the Premises), unless unreasonably modified as part of the Tenant’s Work. Notwithstanding the forgoing, nothing herein shall be construed to mean that Landlord shall be prevented from performing normal maintenance and repairs and passing the documented, out-of-pocket cost of same through to Tenant as part of normal operating expenses.

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13. Tenant Allowance. The undersigned hereby agree to the following provisions with respect to allowances to be provided by Landlord for tenant improvement work and/or other alterations, in either case as determined by Tenant in its sole discretion and subject only to the express provisions herein, to be performed by Tenant in the Premises at any time after the Effective Date of this Fifth Amendment.

(a) Amount of Allowance. Landlord agrees to provide Tenant an allowance (the “Current Allowance”) of eight dollars ($8.00) per each rentable square foot of the Current Premises. With respect to the Fifth Amendment Expansion Premises, Landlord agrees to provide to Tenant an additional allowance (the “Fifth Expansion Allowance”) of twenty-four ($24.00) per each rentable square foot of the Fifth Amendment Expansion Premises. The Fifth Expansion Allowance shall be increased by $0.25 per square foot of the Fifth Amendment Expansion Premises per month (prorated on a daily basis) for each day that the Fifth Expansion Commencement Date occurs prior to January 1, 2006. The sum of the Current Allowance and the Fifth Expansion Allowance is collectively referred to in the aggregate as the “Tenant Allowance”.

(b) Use of the Tenant Allowance. Tenant shall have the right to utilize and apply (i) up to fifty percent (50%) of the Current Allowance and (ii) up to twenty one percent (21.0%) of the Fifth Expansion Allowance, as determined by Tenant in its sole discretion, for (A) internal moving expenses; (B) the purchase and installation of telecommunications cabling and equipment; (C) the purchase and installation of furniture, fixtures and other equipment; and (D) the purchase and installation of other specialty trade fixtures and equipment as elected by Tenant, all for use and application in any portion of the Premises as elected by Tenant. Subject only to the limitations prescribed in this subparagraph 12(b), it is agreed and understood that the entire Tenant Allowance is fully fungible and may be used by Tenant freely for Tenant’s Work throughout any portion of the Premises and without any distinction or limitation as to whether or not such funds are related to the Current Premises, the Fifth Amendment Expansion Premises, or the Preferential Right Expansion Premises; provided, however, that the Tenant Allowance may only be used for Current Premises, the Fifth Amendment Expansion Premises, or the Preferential Right Expansion Premises.

(c) Allowance Draws and Procedure. The Tenant Allowance shall be funded in installments (subject to Tenant’s election as set forth in subparagraph (f) below), no more frequently than once per each calendar month, within forty-five (45) days following Landlord’s receipt of Tenant’s written draw request, accompanied by a partial lien waiver from the General Contractor and supporting detail for the costs incurred by Tenant and reasonably acceptable to Landlord. The final installment of the Fifth Expansion Allowance shall be funded upon the later to occur of (i) the issuance of a final certificate of occupancy as to the Fifth Amendment Expansion Premises from the appropriate governmental authority, and (ii) Landlord’s receipt of Tenant’s written request for such final installment, accompanied by a final lien waiver from the General Contractor. The

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Tenant shall provide Landlord with an AutoCad diskette of the “as-built” plans and specification with thirty (30) days of substantial completion of the Tenant’s Work.

(d) Tenant Allowance Funding Expiration. So long as the Lease is in full force and effect, Landlord shall have the continuing obligation to fund and provide draws from the Tenant Allowance as and when requested by Tenant, subject to all the terms and conditions herein, for sixty (60) months from (i) the Effective Date as relates to only the Current Allowance portion of the Tenant Allowance and (ii) the Fifth Expansion Rent Commencement Date as relates only to the Fifth Expansion Allowance portion of the Tenant Allowance. Any portion of the Tenant Allowance either not utilized or invoiced to Landlord for utilization by Tenant within such time limit shall be forfeited and Landlord shall have no further obligation in connection therewith.

(e) Financed Allowance. Upon Tenant’s request, and in the event the sum of actual hard and soft costs associated with the Tenant’s Work are greater than the Tenant Allowance, Landlord agrees to fund and finance an additional $5.00 per rentable square foot of the Premises (the “Financed Allowance”). The Financed Allowance shall be amortized at ten percent (10%) per annum, compounded monthly over the term of the Lease. The Financed Allowance shall be repaid by Tenant on a monthly basis in the same manner as the Base Rental and shall be deemed to be Base Rental for the purposes of the Lease. Upon Landlord’s request, Landlord and Tenant shall execute a lease amendment revising the amount of the Base Rental to include any such Financed Allowance. All remedies available for failure to pay Base Rental shall apply to a failure to pay the Financed Allowance.

(f) Notwithstanding. the forgoing, at the election of Tenant, Tenant may direct Landlord to either (i) reimburse Tenant for the cost of one or more installments of Tenant’s Work which are paid directly by Tenant to Tenant’s Contractors in which case Tenant will submit invoices to Landlord for reimbursement to Tenant in accordance with the provisions of Section 13(c) above, or (ii) pay directly to Tenant’s Contractors such invoices used by Tenant in connection with the Tenant’s Work with such payments to be made by Landlord to such contractors in accordance with the provisions of Section 13(c) above.

(g) It is agreed that Landlord shall not charge to Tenant directly or against the Tenant Allowance as defined above, any form of supervisory fee in connection with its rights to supervise the Tenant’s Work or in connection with the approval of Tenant’s plans and specifications.

14. Assignment or Sublease by Tenant. Section 9.0l(d) of Lease is hereby deleted in its entirety and replaced with the following:

“(d) If Landlord consents to a Transfer, Tenant agrees that fifty percent (50%) of all rent amounts payable to Tenant with respect to the Transfer in excess of the Stated

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Rentals in effect for that portion of the Premises, or the portion thereof subject to the Transfer, shall be paid to Landlord on a monthly basis, as and when Tenant receives such rent, but only after Tenant has first fully recovered on a cash basis, all of its reasonable and customary transaction costs. Notwithstanding the foregoing, Tenant shall not be required to pay to Landlord any excess rent amounts or other consideration payable to Tenant in connection with any Transfer to an Affiliated Entity pursuant to Subsection 9.0l(h) below. Tenant acknowledges and agrees that, notwithstanding Landlord’s consent to any Transfer, Tenant shall remain directly and primarily liable for the performance of all of the obligations of Tenant hereunder (including, without limitation, the obligation to pay all Stated Rentals. The consent by Landlord to any Transfer shall not be deemed in any manner to be consent to a use not permitted under Section 1.05(a). Any consent by Landlord to a particular Transfer shall not constitute Landlord’s consent to any other or subsequent Transfer.”

15. Satellite Equipment/Telecommunications Equipment License. Tenant shall have the right during the term of the Lease and any Renewal Term, at no cost to Tenant, to place up to three (3) antennas on the roof of the Building in an area agreed upon by Landlord and Tenant, which area shall not exceed Tenant’s pro-rata share of the roof area. In addition, Tenant shall also have the right to place up to three (3) additional antennas at the monthly fair market value rent for comparable office space and comparable buildings in comparable office parks in the Market Area subject to (a) approval by Landlord in Landlord’s reasonable discretion, and (b) approval from any and all required governmental authorities. Any antennas to be installed by Tenant shall be included in the definition of “Satellite Equipment” on Exhibit M to the Lease and shall be subject to the terms and conditions thereof. Tenant shall also have the right to (a) install Telecommunications Equipment in the Fifth Amendment Expansion Premises and (b) string Cable to the Fifth Amendment Expansion Premises using the Raceways, each in accordance with the terms and conditions of Exhibit M to the Lease, all at no additional monthly rental, except as provided above, during the term of the Lease and during any Renewal Term; provided, however, that Tenant shall pay for any costs associated with the installation of any of the Telecommunications Equipment or the Cable and may charge such costs against its Tenant Allowance, subject to the limitations set forth in Section 13 of this Fifth Amendment.

16. Broker Commission. Landlord and Tenant acknowledge and agree that Tenant has been represented in connection with this Fifth Amendment by The Staubach Company – Front Range, LLC (“Staubach”), as Tenant’s agent. Landlord agrees to pay to Staubach a real estate commission(s) subject to the terms and conditions of a separate agreement. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims for a commission or other compensation in connection with this Fifth Amendment made by any other broker, other than Staubach, who has provided real estate brokerage services to Tenant in connection with this Fifth Amendment.

17. Parking. Exhibit I to the Lease is hereby deleted in its entirety and replaced with the Exhibit I attached to this Fifth Amendment.

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18. Termination of Lease Option. Exhibit J to the Lease is hereby deleted in its entirety and replaced with the Exhibit J attached to this Fifth Amendment.

19. Renewal Option. Exhibit K to the Lease is hereby deleted in its entirety and replaced with the Exhibit K attached to this Fifth Amendment.

20. Amendment to Right of First Refusal Option. Section 13.02(r) of the Lease is hereby deleted in its entirety and replaced with the following:

“(r) The Tenant shall have the Right of First Offer in accordance with the terms and condition set forth in Exhibit O attached hereto and made a part hereof for all purposes.”

21. Right of First Offer. Exhibit O to the Lease is hereby deleted in its entirety and replaced with the Exhibit O attached to this Fifth Amendment.

22. Preferential Lease Right. Exhibit P-l attached hereto is hereby added to the Lease and is made a part hereof for all purposes.

23. Condition to Effectiveness of Fifth Amendment. The parties acknowledge that as of the Effective Date, International Business Machines Corporation (“IBM”) has a right to renew its current lease for the Fifth Amendment Expansion Premises and therefore, this Fifth Amendment is expressly contingent only on the occurrence of either (i) IBM executing a termination agreement which terminates IBM’s rights in the Fifth Amendment Expansion Premises or (ii) IBM’s failure to timely and properly exercise its renewal right and such right lapses unexercised in accordance with said lease between IBM and Landlord (“IBM Lease”). Landlord covenants and represents to Tenant that under no circumstances will Landlord grant to IBM any right to exercise, extend, expand, or add any new, additional or revised leasehold right of any kind, form or nature which are in excess of, or different from, those rights expressly provided in the IBM Lease as it reads as of the Effective Date of the Fifth Amendment to the Lease.

24. Ratification. Except as amended hereby, all terms, covenants and conditions of the Lease shall remain unchanged and in full force and effect, and as amended hereby, the Lease is ratified and confirmed by the parties.

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12	Clarion/Time Warner Telecom Fifth Amendment to Lease

IN WITNESS WHEREOF the parties hereto have executed this Fifth Amendment effective as of the date and year set forth above.

LANDLORD

CLPF – PARKRIDGE ONE, L.P., a Delaware limited partnership

By:	CLPF – PARKRIDGE ONE GP, LLC, a Delaware limited liability company Its Managing Partner

	By:	/s/ Michael J. Duffy
	Name:	Michael J. Duffy
	Title:	Asset Director

TENANT:

TIME WARNER TELECOM HOLDINGS INC., a Delaware corporation

By:	/s/ Charles M. Boto
Name:	Charles M. Boto
Title:	President - Real Estate

13	Clarion/Time Warner Telecom Fifth Amendment to Lease